UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2007

GENERAL MILLS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1185	41-0274440
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Number One General Mills Boulevard Minneapolis, Minnesota (Mail: P.O. Box 1113)	55426 (Mail: 55440)
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 764-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Principal Accounting Officer

On June 25, 2007, the Board of Directors of General Mills, Inc. (the “Company”) appointed Donal L. Mulligan as Senior Vice President, Financial Operations, of the Company effective July 1, 2007. Upon the previously announced retirement of Kenneth L. Thome effective August 1, 2007, Mr. Mulligan will become the Company’s principal accounting officer.

Mr. Mulligan, age 46, joined General Mills in 1998. He served as Chief Financial Officer of General Mills International until 2004, when he was named Vice President, Finance for General Mills’ Technical Community. He was appointed Vice President and Treasurer of General Mills in January 2006 and was named to his present position in July 2007. From 1987 to 1998, Mr. Mulligan worked at PepsiCo, holding several international positions.

Upon his appointment as Senior Vice President, Financial Operations, Mr. Mulligan will become eligible to participate with other officers of the Company in the Separation Pay and Benefits Program described below.

Termination of Management Continuity Agreements

Effective June 25, 2007, the Company’s Chief Executive Officer Stephen W. Sanger, terminated his rights under the Management Continuity Agreement with the Company dated September 18, 1998, which provided for certain payments and benefits in the event of his termination in connection with a change of control of the Company. Mr. Sanger concurrently became a participant in the Separation Pay and Benefits Program described below. The Board of Directors has authorized notices to the remaining officers with Management Continuity Agreements, including named executive officers James A. Lawrence, Randy G. Darcy and Jeffrey J. Rotsch, that the Company does not intend to renew their Agreements. The Agreements will expire during 2009, at which time those officers will be covered by the Separation Pay and Benefits Program in the event of a change of control.

The Separation Pay and Benefits Program reduces the payments and benefits available to these officers if they were to be terminated in connection with a change of control. Among other measures, it decreases the lump sum severance payment from three to two times base salary and bonus and shortens the eligibility period for medical coverage.

Adoption of Separation Pay and Benefits Program

Effective June 25, 2007, the Board of Directors approved the General Mills Separation Pay and Benefits Program for Officers (the “Severance Plan”) at the same time that it authorized the discontinuation of the Management Continuity Agreements. The Severance Plan formalizes our current policies and practices with regard to the benefits payable to officers and specified key employees of the Company in the event that they are involuntarily terminated other than for cause, disability or death, and for select senior officers, in the event that they are so terminated or voluntarily resign for good reason in connection with a change of control.

In addition to accrued payments and benefits, these officers would receive under the Severance Plan:

•

a multiple of one- to two-times their annual base salary and bonus paid in monthly installments over a severance period corresponding to the multiple, or in the event of a change of control, a multiple of two times their annual base salary and bonus paid in a lump sum;

•

continuation of medical benefits for themselves, their spouses and dependents for the corresponding severance period, or until such time as the officers become eligible to receive medical benefits under a new employer’s plan, whichever is shorter; and

•	outplacement services.

In the event that their termination was as a result of a change of control, select senior officers would also receive an additional lump sum payment to offset the effects of any excise taxes that are payable. However, if the total amount payable to such officer in connection with the change of control is less than 110% of the threshold amount established by the IRS, the payments to such officer will be reduced to an amount that will not trigger the payment of any excise tax.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   June 29, 2007

GENERAL MILLS, INC.
By:	/s/ Siri S. Marshall
Name: Siri S. Marshall Title: Senior Vice President, General Counsel & Secretary